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                                                                     EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
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
                                                    Six Months                      Three Months
                                                   Ended June 30,                  Ended June 30,
                                              2000              1999            2000            1999
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
Shares for computation of basic
 net income per share                    6,827,136         5,816,426       7,331,410       5,816,930
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Effect of dilutive stock options
 and warrants                              335,052                 0         315,875               0
                                         ---------         ---------       ---------       ---------
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Shares for computation of
 diluted net income per share            7,162,188         5,816,426       7,647,285       5,816,930
                                         ---------         ---------       ---------       ---------
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